Exhibit 4.12
RESTATED
CERTIFICATE OF TRUST
OF
ANCHOR CAPITAL FUNDING TRUST I
          THIS Restated Certificate of Trust of Anchor Capital Funding Trust I (the “Trust”) is being duly filed by the undersigned, as trustees, to amend and restate the original Certificate of Trust of the Trust (the “Certificate of Trust”), which was filed with the Secretary of State of the State of Delaware on October 2, 2008, under the Delaware Statutory Trust Act (12 Del. C. Section 3801, et seq.) (the “Act”).
          The Certificate of Trust shall be amended and restated in its entirety to read as follows:
     1. Name. The name of the statutory trust formed hereby is Anchor Capital Funding Trust I.
     2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.
     3. Effective Date. This Certificate of Trust shall be effective upon filing.
     IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee
By:	/s/ Erik Overcash
	Name:	Erik Overcash
	Title:	Assistant Vice President

/s/ Mark D. Timmerman
Mark D. Timmerman, not individually but solely as trustee